Exhibit 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations	800 S. Douglas Road, 12th Floor
305-406-1815	Coral Gables, Florida 33134
305-406-1886 fax	Tel: 305-599-1800
marc.lewis@mastec.com	Fax: 305-406-1960
www.mastec.com

For Immediate Release

MasTec Closes Precision Pipeline, LLC Acquisition

Coral Gables, FL (November 23, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that it has completed the acquisition of Precision Pipeline, LLC, and its related affiliate. The transaction included a payment of $132 million in cash, the assumption of $34 million of Precision’s debt and an earnout.

The acquisition extends MasTec’s presence into the interstate pipeline industry and will complement MasTec’s existing energy infrastructure service offerings, which include natural gas gathering systems, mid-stream pipelines, processing plants and compression stations. The acquisition also expands MasTec’s pipeline geographical coverage. With the acquisition of Precision, MasTec becomes one of the leading pipeline contractors nationwide, capable of providing end-to-end construction services to oil and gas producers, as well as to mid-stream and interstate natural gas and petroleum pipeline operators.

MasTec believes that U.S. energy policy goals will continue to favor clean, domestic sources of energy and the Company expects to be a leading player in that effort in both renewable energy and natural gas pipeline construction. With recent developments in drilling and completion technologies for oil and gas, particularly the new shale gas fields, MasTec expects new production fields to be developed and old fields to be expanded. MasTec expects that the resulting incremental production will provide continuing construction opportunities as oil and gas producers and pipeline operators move oil, gas and refined products to markets via pipelines.

Precision has experienced significant growth over the past several years and generated $303 million of revenue and $37 million in EBITDA in 2007 and $507 million of revenue and $93 million in EBITDA in 2008. For the full year of 2009, Precision estimates revenue of slightly less than $300 million and EBITDA of about $60 million. As of September 30, 2009, Precision had over $500 million in backlog.

Jose Mas, MasTec’s President and CEO noted, “We are very pleased with the acquisition of Precision. Precision’s strong management team and dedicated workforce will provide MasTec with additional capacity and exposure to the natural gas and petroleum industry in markets which we expect will show significant profitable growth in the years to come.”

Definitive details of the transaction, along with historical financial information, are included in the 8-K which was recently filed with the SEC.

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions)

	2009 (Estimated)	2008	2007
Net income	$44	$83.3	$32.2
Depreciation & amortization	10	8.7	4.3
Interest expense, net	2	0.8	0.7
Taxes	4	0.0	0.0

EBITDA	$60	$92.9	$37.1

Tables may contain slight summation differences due to rounding.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include: Precision’s backlog is subject to cancellation and unexpected adjustments and is an uncertain indicator of future operating results, our ability to retain qualified personnel and key management, integrate Precision with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; our ability to maintain and grow the customer relationship with Precision’s two principal customers and/or replace such contracts or otherwise obtain new business; delays associated with any of Precision’s projects; the demand for oil and natural gas; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the oil and gas industry; the impact of any Precision liabilities that are unknown to us; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of Precision’s unionized workforce on our operations, including labor availability and relations; liabilities associated with Precision’s multiemployer union pension plans, including underfunding liabilities; further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; any adverse determination of any claim, lawsuit or proceeding; the highly competitive nature of our industry; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, including in connection with our acquisition of Precision, or conversions of convertible notes or other stock issuances; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.